UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934

July 29, 2015
(Date of Report)

AMERICATOWNE Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

353 E. Six Forks Road, Suite 270, Raleigh, North Carolina 27609
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713
(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Board of Directors for AmericaTowne, Inc. (the "Company") authorized its Chairman of the Board and Chief Executive Officer, Alton Perkins, to enter into the Exporter Services Agreement between Landmark Auto Sales, Inc. a North Carolina corporation, doing business at 4605 Tollington Drive in Raleigh, North Carolina 27604 ("Exporter") dated July 28, 2015, (the "Landmark Auto Sales Agreement"). See Exhibit 10.1.

Under the terms of Landmark Auto Sale's Agreement, the Company is to earn the consideration set forth therein in providing Exporter access to the AmericaTowne Platform and in the Exporter's participation in the Sample and Test Market Program, and the Accepted Market Program provided that the Company concludes that the Sample and Test Market Program has resulted in market demand and target consumers for the customers' respective goods and services.

AmericaTowne has represented in the Landmark Auto Sales Agreement that the AmericaTowne Platform consists or will consist of exhibition, showroom and display facilities, support office(s) and staff located in the United States and China, and the platform consists or will consist of a buyer's network, and online websites either directly owned by AmericaTowne or in a partnership with third-parties in order to support the exhibition center, showroom and network to market imported goods and services to consumers in China.

The consideration paid to the Company under the Landmark Agreement the Company has agreed to accept a nonrefundable "Service Fee" of $55,000 paid as follows: (a) $3,000 upon execution, and (b) $1,445 per month for thirty-six months after execution commencing on September 15, 2015.

Exhibit	Description

(d) Exhibits

Exhibit	Description

10.1	Exporter Services Agreement dated July 28, 2015 (Landmark Auto Sales)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By:/s/Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: July 29, 2015